Exhibit 99.1

Dayton Superior Amends Credit Agreement

DAYTON, Ohio--(BUSINESS WIRE)--April 9, 2009--Dayton Superior Corporation (NASDAQ: DSUP), the leading North American provider of specialized products for the nonresidential concrete construction market, today announced that it has entered into a third amendment to the revolving credit agreement with the lender under its $150.0 million revolving credit facility. The company also announced that it has entered into a fourth amendment to the term loan credit agreement with the lenders under its $100.0 million term loan credit facility. Pursuant to these amendments, (i) the scheduled maturities under the senior credit facilities and (ii) the date by which the company must provide to the administrative agent, of both senior credit facilities, a letter of intent or definitive term sheet for the acquisition of the company by a person acceptable to the senior lenders on terms and conditions satisfactory to the senior lenders, have been extended to April 20, 2009.

Copies of the credit agreement amendments will be filed as exhibits to the company's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.

The company’s previously announced private exchange offer with respect to its 13% Senior Subordinated Notes due 2009 and concurrent consent solicitation expires tonight at 11:59 p.m. EDT. The company does not intend to extend expiration date.

The company continues to evaluate possible strategic alternatives, including the possible sale of the company or a controlling interest in the company, and to consider options to refinance or otherwise restructure the company’s outstanding indebtedness. The credit agreement amendments will provide the company with additional time to evaluate its alternatives.

Dayton Superior can provide no assurance that the process to explore strategic alternatives will result in a transaction or that the process to restructure the company’s indebtedness will be successful. As previously announced, the company does not intend to disclose developments regarding these initiatives unless and until a definitive agreement is entered into or the Board of Directors determines to terminate one or both processes. There can be no assurances that the company will be able to successfully negotiate further amendments to its senior credit facilities, that waivers or additional extensions can be obtained from its senior lenders on acceptable terms in the future or that the company will be able to secure a letter of intent or a definitive term sheet with a person acceptable to the senior lenders or on terms satisfactory to the senior lenders on or prior to April 20, 2009. There can be no assurance that any alternative sources of capital and/or alternative transactions will be available to the company on acceptable terms or at all in the current challenging economic environment. The company may be required to enter into a transaction that substantially dilutes or eliminates the value of its outstanding common stock. If the company is unable to find suitable strategic alternatives or restructure its outstanding indebtedness on a consensual basis, the company will be required to seek protection under the federal bankruptcy laws.

ABOUT DAYTON SUPERIOR CORPORATION

Dayton Superior is the leading North American provider of specialized products consumed in nonresidential, concrete construction, and we are the largest concrete forming and shoring rental company serving the domestic, nonresidential construction market. Our products can be found on construction sites nationwide and are used in nonresidential construction projects, including: infrastructure projects, such as highways, bridges, airports, power plants and water management projects; institutional projects, such as schools, stadiums, hospitals and government buildings; and commercial projects, such as retail stores, offices and recreational, distribution and manufacturing facilities.

Note: Certain statements made herein concerning anticipated future performance are forward−looking statements. These forward−looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward−looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation):

  Depressed or fluctuating market conditions for the company’s products and services;
  operating restrictions imposed by the company’s existing debt;
  increased raw material costs and operating expenses;
  the ability to increase manufacturing efficiency, leverage purchasing power and broaden the company’s distribution network;
  the competitive nature of the nonresidential construction industry in general, as well as specific market areas.

This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior’s Annual Report on Form 10−K, Quarterly Reports on Form 10−Q, and Current Reports on Form 8−K filed with the Securities and Exchange Commission.

CONTACT:
Dayton Superior Corporation
Edward J. Puisis, 937-428-7172
Executive Vice President & CFO
Fax: 937-428-9115